Georgeson & Company Inc.
Wall Street Plaza
New York, New York 10005

                           OFFER TO PURCHASE FOR CASH
  ALL OUTSTANDING SHARES OF COMMON STOCK (INCLUDING SCRIP) AND PREFERRED STOCK
                                       OF
                            PMC INTERNATIONAL, INC.
                                       AT
              $.60 NET PER SHARE OF COMMON STOCK (INCLUDING SCRIP)
                                      AND
                     $2.50 NET PER SHARE OF PREFERRED STOCK
                                       BY
                                   ZACQ CORP.
                           A WHOLLY OWNED SUBSIDIARY
                                       OF
                          THE ZIEGLER COMPANIES, INC.

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON
           THURSDAY, DECEMBER 10, 1998, UNLESS THE OFFER IS EXTENDED.


                                                                November 9, 1998

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

  ZACQ Corp., a Colorado corporation (the "Purchaser") and a wholly owned subsidiary of The Ziegler Companies, Inc., a Wisconsin corporation ("Ziegler"), has appointed us to act as Information Agent in connection with its offer to purchase all outstanding shares of common stock, par value $.01 per share, including scrip (the "Common Shares") and all outstanding shares of $0.325 Cumulative Series A Preferred Stock, no par value per share (the "Preferred Shares") (collectively, the Common Shares and Preferred Shares are referred to as the "Shares"), of PMC International, Inc., a Colorado corporation (the "Company"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 9, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"), at a price of $.60 per Common Share, including scrip, net to the seller in cash, without interest thereon, and $2.50 per Preferred Share, net to the seller in cash, without interest thereon.

  Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

  The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the offer a number of Common Shares and Preferred Shares that, when added to the Common and Preferred Shares beneficially owned by the Purchaser or Ziegler on the date of purchase, will constitute two-thirds of the total number of outstanding Common and Preferred Shares, respectively, of the Company entitled to vote on a merger under the Company's Articles of Incorporation, as amended, and the Colorado Business Corporation Act.

  For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing herewith copies of the following documents:

    1. Offer to Purchase, dated November 9, 1998;

    2. Letter of Transmittal (together with accompanying Form W-9) to be used by shareholders of the Company in accepting the Offer and tendering Shares;

    3. Letter to Clients which may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    4. Notice of Guaranteed Delivery to be used to accept the Offer if the Share certificates and all other required documents cannot be delivered to the Depositary by the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis;

    5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

    6. Letter, dated November 9, 1998, from Scott A. MacKillop, President of the Company, to shareholders of the Company; and

    7. Return envelope addressed to Firstar Bank Milwaukee, N.A., f/k/a Firstar Trust Company, the Depositary.

  The term "Expiration Date" means 5:00 p.m., Eastern Time, on Thursday, December 10, 1998, unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN TIME, ON THURSDAY, DECEMBER 10, 1998, UNLESS THE OFFER IS EXTENDED BY THE PURCHASER.

  Neither the Purchaser nor Ziegler will pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed, upon request, for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your customers. The Purchaser will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

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

  Any inquiries you may have with respect to the Offer should be addressed to the undersigned and additional copies of the enclosed material may be obtained by contacting the undersigned at telephone numbers 212-440-9800 or 800-223-2064 (toll free).

                                          Very truly yours,

                                          Georgeson & Company Inc.

Enclosures

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, ZIEGLER, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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